SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Vicki Marion (“Employee”) and Plantronics, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee signed an Employment Agreement with the Company on October 3, 2007 (the “Confidentiality Agreement”);

WHEREAS, the Company and Employee have entered into Plantronics, Inc. Stock Option Agreements with grant dates of October 3, 2007, May 2, 2008, October 27, 2008 and May 8, 2009, granting Employee the option to purchase shares of the Company’s common stock subject to the terms and conditions of the Company’s 2003 Stock Plan and the Stock Option Agreements (collectively the “Stock Agreements”);

WHEREAS, the Company and Employee have entered into Plantronics, Inc. Amended and Restated 2003 Stock Plan Restricted Stock Award Agreements, with grant dates of October 3, 2007 and October 27, 2008, granting Employee the right to purchase shares of the Company’s common stock subject to the terms and conditions of the Company’s 2003 Stock Plan and the Restricted Stock Purchase Agreements (collectively the “Stock Agreements”), and further subject to the Company’s option to repurchase the restricted stock, as set forth in the Restricted Stock Purchase Agreements (the “Repurchase Option”);

WHEREAS, Employee was President and CEO of Altec Lansing, a division of the Company;

WHEREAS, the Company sold Altec Lansing, on or about December 1, 2009;

WHEREAS, as of the closing of the sale, Employee resigned to continue as President and CEO of Altec Lansing, LLC;

WHEREAS, the resignation of  Employee was by mutual agreement and was specifically not a resignation for Good Reason as that term is defined in the Plantronics, Inc. Change of Control Severance Agreement effective November 25, 2008 between Employee and the Company;

WHEREAS, Employee separated from employment with the Company effective December 1, 2009 (the “Separation Date”); and

WHEREAS, Employee is entitled to revoke this Agreement with regard to benefits provided under the Older Workers Benefits Protection Act for up to seven (7) calendar days after signature by the Employee. On the eighth day after the Employee signs an Agreement in a form acceptable to Company, the Agreement shall be irrevocable.

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.   Consideration.

a.           Payment.  The Company agrees to pay Employee a lump sum of seven thousand five hundred dollars ($7,500) less applicable withholding within three (3) business days after this Agreement becomes irrevocable.

b.           Bonuses. Prior to her separation from the Company, the Employee was a participant in the Plantronics Executive Incentive Program and a program called the Vicki Marion “Turn Around” Incentive Plan. These bonus plans both require Employee to be employed by the Company on the date that payout under both of these bonus programs was to occur. The parties agree that if a bonus is earned under either bonus program in accord with that program’s respective criteria, Employee will be paid pro rata all bonuses earned through her Separation Date as compared to full year participation in accordance with the terms of each respective bonus program in which Employee participates except that the Employee need not remain an Employee of the Company on either the last day of the fiscal year or the date that the Company pays out the bonuses to qualify for the foregoing pro rata payout. Measurement of bonuses will occur at their ordinary time for all Employees who participate in the bonus program. All such applicable bonus determinations and payouts, if any, will be made by June 15, 2010. If no bonus payment will be made under a program, Employee will be notified or may request a determination by June 15, 2010.

2.   Stock.

a.           Options. The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Employee is entitled to purchase from the Company, pursuant to the exercise of outstanding options, all vesting of options to purchase Company stock that are not vested by the Separation Date shall be accelerated to vest on the date that this Agreement becomes irrevocable and that as of that date Employee will be considered to have vested in the options to purchase all shares set forth on Exhibit A and that number equals seventy-five thousand (75,000) shares and no more.  The exercise of Employee’s vested options and shares shall continue to be governed by the terms and conditions of the Company’s Stock Agreements. Employee shall not be subject to any Company imposed blackout periods in which she is unable to exercise or trade Plantronics stock unless she again becomes an employee of the Company.

b.           Restricted Stock.  The Parties agree that for purposes of determining the number of shares of the Company’s common stock that have been released from the Company’s Repurchase Option under the Stock Agreements, the Employee shall be considered to have vested in, and the Company’s Repurchase Option shall be considered to have been terminated as to, fifteen thousand (15,000) shares  pursuant to the Restricted Stock Purchase Agreement and as set forth on Exhibit B. All shares listed on Exhibit B, that  have not vested as of the Employee’s Separation Date from the Company shall be accelerated on the date that this Agreement becomes irrevocable and taxes on those shares will be owed immediately after vesting occurs.  All shares listed on Exhibit B, including those no longer subject to the Repurchase Option, shall continue to be subject to all other terms of the Stock Agreements.

3.   Benefits.  Employee’s health insurance benefits shall cease as of December 31, 2009, subject to Employee’s right to continue her health insurance under COBRA. Except as expressly set forth in this Agreement, Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the continuing accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date.

4.   Payment of Salary and Receipt of All Benefits.  Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses for years prior to the Company’s fiscal year 2010 accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee. The parties agree that bonuses for the Company’s fiscal year 2010 and a final determination of the Vicki Marion “Turn Around” Incentive Plan are exempt from the representations in this section and will be handled in accordance with section 1 b. of this Agreement.

5.           Resignation.  The Company shall process the termination of Employee’s employment as a resignation, and shall represent that Employee resigned from her employment to any potential future employer who contacts the Company’s human resources department and requests confirmation of this information.

6.           Release of Claims.  Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations (except for those expressly addressed in this Agreement as remaining outstanding) owed to Employee by the Company  and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Employee, on her own behalf and on behalf of her respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.           any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b.           any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.           any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.           any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e.           any and all claims for violation of the federal or any state constitution;

f.           any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.           any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.           any and all claims for attorneys’ fees and costs.

Notwithstanding the foregoing, the parties agree that the Company will provide indemnification to Employee for any third party claims made against the Employee from occurrences that arose during Employee’s period as an employee of the Company.  The terms of the indemnification shall be the same as were provided when Employee was employed by the Company. Further, notwithstanding the foregoing, to the extent that Directors and Officers Liability insurance covers Employee, it is not released herein and will be provided.

Further, notwithstanding the foregoing, the Company acknowledges that Employee has vested in 42,430 non-qualified stock options and 6,250 shares of restricted stock of the Company for which the Company repurchase right was removed prior to the acceleration of equity referenced above and the Company will not contest the status of those shares as being vested and the Company’s repurchase right as being removed. Further, notwithstanding the foregoing, Employee has a vested 401 K plan account with the Company and the Employee has full ownership of that account. Claims regarding the vested stock options and restricted stock for which the repurchase rights are removed are carved out of the release provided in this section.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company).  Employee represents that she has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

7.           Acknowledgment of Waiver of Claims under ADEA.  Employee acknowledges that she is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary.  Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that she has been advised by this writing that: (a) she should consult with an attorney prior to executing this Agreement; (b) she has twenty-one (21) days within which to consider this Agreement; (c) she has seven (7) days following her execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

Employee acknowledges and understands that revocation must be accomplished by a written notification to Rich Pickard at rich.pickard@plantronics.com or by fax at 831-426-2965 that is received prior to the Effective Date.

8.           California Civil Code Section 1542.  Employee acknowledges that she has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights she may have thereunder, as well as under any other statute or common law principles of similar effect.

9.           No Pending or Future Lawsuits.  Employee  represents that she has no lawsuits, claims, or actions pending in her name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that she does not intend to bring any claims on her own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. Company represents that it has no lawsuits, claims or actions pending in its name or on behalf of any other person or entity against the Employee.

10.           Confidentiality.  Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”).  Except as required by law, Employee may disclose Separation Information only to her immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s attorney(s), and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties.  Employee agrees that she will not publicize, directly or indirectly, any Separation Information. Company agrees to maintain in complete confidence the existence of this Agreement, and the Separation Information. Except as required by law, Company may disclose Separation Information to those who have a need to know this information such as members of the Company’s Finance Department, Legal Department, Human Resources Department, CEO, CFO, outside counsel, outside auditors. Either party may disclose the Separation Information to the extent that it is required to do so to comply with law.

11.           Trade Secrets and Confidential Information/Company Property.  Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and non-solicitation of Company employees.  Employee agrees that she will not disclose the Company’s trade secrets and confidential and proprietary information.

12.           No Cooperation.  Employee agrees that except for Prophet Equity and Altec Lasnsing LLC or its affiliates, she will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement.  Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.  If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that she cannot provide counsel or assistance.

Nondisparagement.  Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.  Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Employee’s last position and dates of employment.

      13.           Breach.  In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

14.           No Admission of Liability.  Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee.  No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

15.           Costs.  The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

16.           Arbitration.

The Company and Employee each agree that any and all disputes arising out of the terms of this Agreement, Employee’s employment by the Company, Employee’s service as an officer or director of the Company, or Employee’s compensation and benefits, their interpretation and any of the matters herein released,  will be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Sections 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law.  Disputes that the Company and Employee agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims.  The Company and Employee further understand that this agreement to arbitrate also applies to any disputes that the Company may have with Employee.

Procedure.  The Company and Employee agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”).  The Arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing.  The Arbitrator will have the power to award any remedies available under applicable law, and the Arbitrator will award attorneys’ fees and costs to the prevailing party, except as prohibited by law.  The Company will pay for any administrative or hearing fees charged by the Arbitrator or JAMS except that Employee will pay any filing fees associated with any arbitration that Employee initiates, but only so much of the filing fees as Employee would have instead paid had he or she filed a complaint in a court of law.  The Arbitrator will administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and the Arbitrator will apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law.  To the extent that the JAMS Rules conflict with California law, California law will take precedence.  The decision of the Arbitrator will be in writing.  Any arbitration under this Agreement will be conducted in Santa Cruz County, California.

Remedy.  Except as provided by the Act and this Agreement, arbitration will be the sole, exclusive, and final remedy for any dispute between Employee and the Company.  Accordingly, except as provided for by the Act and this Agreement, neither Employee nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.

Administrative Relief.  Employee understands that this Agreement does not prohibit him or her from pursuing any administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board.  This Agreement does, however, preclude Employee from pursuing court action regarding any such claim, except as permitted by law.

Voluntary Nature of Agreement.  Each of the Company and Employee acknowledges and agrees that such party is executing this Agreement voluntarily and without any duress or undue influence by anyone.  Employee further acknowledges and agrees that he or she has carefully read this Agreement and has asked any questions needed for him or her to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that Employee is waiving his or her right to a jury trial.  Finally, Employee agrees that he or she has been provided an opportunity to seek the advice of an attorney of his or her choice before signing this Agreement.

17.           Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on her behalf under the terms of this Agreement.  Employee agrees and understands that she is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.  Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

18.           Section 409A.  If the Company determines that any cash severance benefits, health continuation coverage, or additional benefits provided under this Agreement shall fail to satisfy the distribution requirement of Section 409A(a)(2)(A) or the Internal Revenue Code of 1986, as amended (the “Code”) as result of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409(a)(1) of the Code.  (It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Code, and the regulations and other guidance thereunder, to such payments, and the payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”)  However, if there is no Revised Payment Schedule that would avoid the application of Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to a Revised Payment Schedule and instead shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of section 409A(a)(1) of the Code.  The Company may attach conditions to or adjust the amounts paid pursuant to this paragraph to preserve, as closely as possible, the economic consequences that would have applied in the absence of this paragraph; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.

19.           Further Compliance with Section 409A.

a.           Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final Treasury Regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Employee’s termination of employment (other than due to death), and the severance payable to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following Employee’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s termination of employment.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Employee dies following Employee’s termination of employment but prior to the six (6) month anniversary of Employee’s termination of employment, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

b.           Any amount paid under the Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of this Agreement.  Any amount paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of this Agreement.  For this purpose, “Section 409A Limit” means the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Company’s taxable year preceding the Company’s taxable year of Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

c.           The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  Employee and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

20.           Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Employee represents and warrants that she has the capacity to act on her own behalf and on behalf of all who might claim through her to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

21.           No Representations.  Employee represents that she has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

22.           Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

23.           Attorneys’ Fees.  Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of  litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

24.           Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement and the Stock Agreements.

25.           No Oral Modification.  This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

26.           Governing Law.  This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions.  Employee consents to personal and exclusive jurisdiction and venue in the State of California .

27.           Effective Date.  Employee understands that this Agreement shall be null and void if not executed by her within twenty one (21) days.   Each Party has seven (7) days after that Party signs this Agreement to revoke it.  This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

28.           Counterparts.  This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

29.           Voluntary Execution of Agreement.  Employee understands and agrees that she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of her claims against the Company and any of the other Releasees.  Employee acknowledges that:

a.           she has read this Agreement;

b.	she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of her own choice or has elected not to retain legal counsel;

c.	she understands the terms and consequences of this Agreement and of the releases it contains; and

d.           she is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

                     Vicki Marion, an individual

Dated:  February 21, 2010                                                     /s/ Vicki Marion
 Vicki Marion

                                                                        Plantronics, Inc.

Dated:  _________, 2010                                           By:   /s/ S. Kenneth Kannappan
                     S. Kenneth Kannappan
                     President and CEO

Approved as to Form:

Dated:  _______________                                        By:   __________________
                     Gregory Schick
                     Sheppard, Mullin, Richter & Hampton
                     Counsel for Vicki Marion